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                                                               Exhibit No. 99.1



                                                     FOR INFORMATION CONTACT:
                                                     Murray Pitkowsky
                                                     Datascope Corp.
                                                     14 Philips Parkway
                                                     Montvale, NJ  07645
                                                     (201) 307-5504
                                                     www.datascope.com
                                                     -----------------


         FOR IMMEDIATE RELEASE:

         DATASCOPE CORP. TO REPORT LOWER FY 2005 EPS

         Montvale, New Jersey, July 19, 2005 . . . Datascope Corp. (Nasdaq:
DSCP) announced that it anticipates that results for the fourth quarter and fiscal year ended June 30, 2005 will be below the comparable periods last year primarily due to a delay in shipping certain Panorama(TM) orders by the Patient Monitoring division, lower patient monitoring gross margin, tax incurred in connection with the repatriation of overseas earnings and the write-off of certain long-term assets. Although the audit of the company's financial statements has not yet been completed, the company expects to report a loss of approximately 13 to 17 cents per share in the fourth quarter and earnings of approximately $0.97 to $1.01 per diluted share for fiscal year 2005.

         While the company's recently introduced Panorama Monitoring Network appears to be achieving excellent market acceptance, with system orders reaching a record level in the fourth quarter, revenues from the sale of Panorama systems in that quarter fell short. This resulted in part from the nature of system sales which involve fewer but larger orders requiring site preparation by the customer and installation by the company. Customers generally do not accept delivery of system monitors and related equipment until shortly before installation. In the fourth quarter, the number of orders requiring delivery in future quarters was greater than expected. Also, a hiatus in installations during the fourth quarter to resolve software issues increased the backlog of installations and temporarily moved commitments to start installations from 30 days to 90 days, delaying certain shipments accordingly. The company believes that most of the orders not shipped in the fourth quarter will be shipped over the first two quarters of the new fiscal year.

         Gross margin of Patient Monitoring was lower in the fourth quarter because of competitive pressures on pricing, an increase in sales to international distributors and a charge of $900,000, largely due to write-off of excess inventory of PatientNet, the OEM central monitoring system that Panorama replaced.

         In addition, to take advantage of recent U.S. tax legislation, the Board of Directors authorized the repatriation of $30 million of foreign earnings. A tax provision of approximately $2 million related to the repatriation will be recorded in the fourth quarter.

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         The company also will record charges in the fourth quarter of approximately $6.4 million, $3.4 million more than the $3 million announced in April. The additional special charge is primarily attributable to the write-off of an investment in a start-up medical technology company.

         Audited results for fiscal year 2005 are scheduled to be reported during the first week of August.

         Datascope Corp. is a diversified medical device company that manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. Datascope's news releases and other company information can be found on the company's website, www.datascope.com.

         This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Many of these risks cannot be predicted or quantified and are at least partly outside our control, including the risk that the preliminary unaudited earnings may change, shipment of the Panorama backlog during the next two quarters will not be achieved, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.